Exhibit 99.1

FS Bancorp, Inc. Reports $29.6 Million of Net Income or $3.70 Per Diluted Share for 2022 and the Fortieth Consecutive Quarterly Dividend including a 25% Dividend Increase to $0.25 Per Share

MOUNTLAKE TERRACE, WA – January 25, 2023 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2022 net income of $29.6 million, or $3.70 per diluted share, compared to $37.4 million, or $4.37 per diluted share for 2021.  Fourth quarter net income was $7.6 million, or $0.97 per diluted share, compared to $8.6 million, or $1.03 per diluted share, for the comparable quarter one year ago.

“Our teams remain focused on completing the announced branch acquisitions which is scheduled to close during the first quarter of 2023, subject to customary closing conditions. The new deposits associated with the branch acquisitions are expected to support the Company’s loan growth,” stated Joe Adams, CEO. “We are also pleased that our Board of Directors approved our fortieth consecutive quarterly cash dividend of $0.25 per share, up from $0.20 per share, which will be paid on February 23, 2023, to shareholders of record as of February 9, 2023,” concluded Adams.

“Our anticipated geographic expansion into Oregon resulted in related acquisition expenses in the fourth quarter of 2022 with the remaining expenses expected to be realized with the closing of the branch acquisitions projected in February,” noted Matthew Mullet, CFO.

2022 Fourth Quarter and Year End Highlights

●	Net income was $7.6 million for the fourth quarter of 2022, compared to $8.5 million in the previous quarter, and $8.6 million for the comparable quarter one year ago;
●	Net interest margin (“NIM”) improved to 4.62%, compared to 4.54% for the previous quarter, and 4.20% for the comparable quarter one year ago;
●	Loans receivable, net increased $106.9 million, or 5.1%, to $2.19 billion at December 31, 2022, compared to $2.08 billion at September 30, 2022, and increased $462.3 million, or 26.7% from $1.73 billion at December 31, 2021;
●	Consumer loans, of which 87.1% are home improvement loans, increased $51.0 million, or 9.8%, to $569.6 million at December 31, 2022, compared to $518.6 million in the previous quarter and increased $147.5 million, or 35.0% from $422.0 million in the comparable quarter one year ago. During the three months ended December 31, 2022, originations in the consumer portfolio included 82.2% of home improvement loans originated with a Fair Isaac and Company, Incorporated (“FICO”) score above 720 and 87.3% of home improvement loans with a UCC-2 security filing;
●	Segment reporting reflected $8.3 million of net income for the Commercial and Consumer Banking segment and $684,000 of net loss for the Home Lending segment in the fourth quarter of 2022, compared to $6.1 million and $2.6 million of net income in the fourth quarter of 2021, respectively;
●	Quarterly cash dividend increased to $0.25 per share for the fourth quarter, resulting in a dividend payout ratio of 25.4% based on fourth quarter 2022 earnings; and
●	Capital levels at the Bank were 13.7% for total risk-based capital and 11.3% for Tier 1 leverage capital at December 31, 2022.

FS Bancorp Q4 Earnings
January 25, 2023

Segment Reporting

The Company reports two segments: Commercial and Consumer Banking and Home Lending. The Commercial and Consumer Banking segment provides diversified financial products and services to our commercial and consumer customers. These products and services include deposit products; residential, consumer, business and commercial real estate lending portfolios and cash management services. This segment is also responsible for the management of the investment portfolio and other assets of the Bank. The Home Lending segment originates one-to-four-family residential mortgage loans primarily for sale in the secondary markets as well as loans held for investment.

The tables below are a summary of segment reporting for the three months and years ended December 31, 2022 and 2021:

	At or For the Three Months Ended December 31, 2022
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$26,375	$2,927	$29,302
Provision for credit losses on loans (2)	(1,337)	(248)	(1,585)
Noninterest income (3)	2,214	1,482	3,696
Noninterest expense	(16,845)	(5,004)	(21,849)
Income (loss) before (provision) benefit for income taxes	10,407	(843)	9,564
(Provision) benefit for income taxes	(2,101)	159	(1,942)
Net income (loss)	$8,306	$(684)	$7,622
Total average assets for period ended	$2,154,427	$457,315	$2,611,742
Full-time employees ("FTEs")	405	132	537

	At or For the Three Months Ended December 31, 2021
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$20,477	$2,197	$22,674
Reversal of loan losses (2)	432	568	1,000
Noninterest income (3)	1,999	5,896	7,895
Noninterest expense	(15,406)	(5,553)	(20,959)
Income before provision for income taxes	7,502	3,108	10,610
Provision for income taxes	(1,431)	(530)	(1,961)
Net income	$6,071	$2,578	$8,649
Total average assets for period ended	$1,805,471	$429,156	$2,234,627
FTEs	384	152	536

	At or For the Year Ended December 31, 2022
	Commercial
	and Consumer
Condensed income statement:	Banking	Home Lending	Total
Net interest income (1)	$93,358	$10,922	$104,280
Provision for credit losses on loans (2)	(5,064)	(1,153)	(6,217)
Noninterest income (3)	10,158	7,950	18,108
Noninterest expense	(59,723)	(19,460)	(79,183)
Income (loss) before (provision) benefit for income taxes	38,729	(1,741)	36,988
(Provision) benefit for income taxes	(7,684)	345	(7,339)
Net income (loss)	$31,045	$(1,396)	$29,649
Total average assets for period ended	$2,018,263	$417,431	$2,435,694
FTEs	405	132	537

FS Bancorp Q4 Earnings
January 25, 2023

	At or For the Year Ended December 31, 2021
	Commercial
	and Consumer
Condensed income statement:	Banking	Home Lending	Total
Net interest income (1)	$78,306	$8,343	$86,649
(Provision for) reversal of loan losses (2)	(2,613)	2,113	(500)
Noninterest income (3)	8,545	28,968	37,513
Noninterest expense	(56,557)	(19,685)	(76,242)
Income before provision for income taxes	27,681	19,739	47,420
Provision for income taxes	(5,842)	(4,166)	(10,008)
Net income	$21,839	$15,573	$37,412
Total average assets for period ended	$1,779,850	$409,363	$2,189,213
FTEs	384	152	536

________________________

(1)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to the other segment. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of assigned liabilities to fund segment assets.
(2)	Provision for credit losses on loans as calculated using the Current Expected Credit Loss (“CECL”) method adopted January 1, 2022, and provision for loan losses as calculated using the previous incurred loss method in 2021. The change in methodology reflects shifts in allocation between segments due to various changes, adjustments to qualitative factors, changes in loan balances, and charge-off and recovery activity.
(3)	Noninterest income includes activity from certain residential mortgage loans that were initially originated for sale and measured at fair value; and subsequently transferred to loans held for investment. Gains and losses from changes in fair value for these loans are reported in earnings as a component of noninterest income. For the three months and year ended December 31, 2022, the Company recorded a net increase in fair value of $181,000 and a net decrease in fair value of $1.7 million, as compared to a net increase in fair value of $26,000 and a net decrease in fair value of $29,000 for the three months and year ended December 31, 2021, respectively. As of December 31, 2022 and December 31, 2021, there were $14.0 million and $16.1 million, respectively, in residential mortgage loans recorded at fair value as they were previously transferred from held for sale to loans held for investment.

Asset Summary

Total assets decreased $19.2 million, or 0.7%, to $2.63 billion at December 31, 2022, compared to $2.65 billion at September 30, 2022, and increased $346.5 million, or 15.2%, from $2.29 billion at December 31, 2021.  The quarter over linked quarter decrease in total assets was primarily due to decreases in total cash and cash equivalents of $118.4 million, loans held for sale (“HFS”) of $3.4 million, Federal Home Loan Bank (“FHLB”) stock of $3.0 million, and other assets of $2.7 million, partially offset by increases in loans receivable, net of $106.9 million and securities available-for-sale (“AFS”) of $1.3 million. The year over year increase was primarily due to increases in loans receivable, net of $462.3 million, cash and cash equivalents of $14.9 million, deferred tax asset, net of $6.7 million, FHLB stock of $5.8 million, other assets of $5.0 million, accrued interest receivable of $3.6 million, operating lease right-of-use of $1.7 million, and servicing rights of $1.0 million, partially offset by decreases in loans HFS of $105.7 million, securities AFS of $42.1 million, and certificates of deposit (“CDs”) at other financial institutions of $5.8 million.

FS Bancorp Q4 Earnings
January 25, 2023

LOAN PORTFOLIO
(Dollars in thousands)	December 31, 2022		September 30, 2022		December 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$334,059	15.1%	$310,923	14.7%	$264,429	15.1%
Construction and development	342,591	15.4	335,177	15.9	240,553	13.7
Home equity	55,387	2.5	53,681	2.6	41,017	2.3
One-to-four-family (excludes HFS)	469,485	21.2	429,196	20.3	366,146	20.8
Multi-family	219,738	9.9	223,712	10.6	178,158	10.2
Total real estate loans	1,421,260	64.1	1,352,689	64.1	1,090,303	62.1

CONSUMER LOANS
Indirect home improvement	495,941	22.3	447,462	21.2	336,285	19.2
Marine	70,567	3.2	68,106	3.2	82,778	4.7
Other consumer	3,064	0.1	2,987	0.2	2,980	0.2
Total consumer loans	569,572	25.6	518,555	24.6	422,043	24.1

COMMERCIAL BUSINESS LOANS
Commercial and industrial	196,791	8.9	211,009	10.0	208,552	11.9
Warehouse lending	31,229	1.4	28,102	1.3	33,277	1.9
Total commercial business loans	228,020	10.3	239,111	11.3	241,829	13.8
Total loans receivable, gross	2,218,852	100.0%	2,110,355	100.0%	1,754,175	100.0%

Allowance for credit losses on loans (1)	(27,992)		(26,426)		(25,635)
Total loans receivable, net	$2,190,860		$2,083,929		$1,728,540

_________________________

(1)	Allowance in 2022 is reported using the CECL method and as of December 31, 2021, the allowance is reported in accordance with previous GAAP using the incurred loss method.

Loans receivable, net increased $106.9 million to $2.19 billion at December 31, 2022, from $2.08 billion at September 30, 2022, and increased $462.3 million from $1.73 billion at December 31, 2021. The quarter over linked quarter increase in total real estate loans was $68.6 million, including increases in one-to-four-family loans (excluding loans HFS) of $40.3 million, commercial real estate loans of $23.1 million, construction and development loans of $7.4 million, and home equity loans of $1.7 million, partially offset by a decrease in multi-family loans of $4.0 million. Consumer loans increased $51.0 million, primarily due to increases of $48.5 million in indirect home improvement loans and $2.5 million in marine loans. Commercial business loans decreased $11.1 million, as a result of a decrease of $14.2 million in commercial and industrial lending, partially offset by an increase of $3.1 million in warehouse lending.

Originations of one-to-four-family loans to purchase and to refinance a home for the three months ended December 31, 2022 and September 30, 2022, and for the three months ended and years ended December 31, 2022 and 2021 were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Quarter	Quarter
	December 31, 2022		September 30, 2022		over Quarter	over Quarter
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$115,102	87.8%	$172,639	89.1%	$(57,537)	(33.3)%
Refinance	16,045	12.2	21,096	10.9	(5,051)	(23.9)
Total	$131,147	100.0%	$193,735	100.0%	$(62,588)	(32.3)%

FS Bancorp Q4 Earnings
January 25, 2023

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Year	Year
	December 31, 2022		December 31, 2021		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$115,102	87.8%	$182,851	53.9%	$(67,749)	(37.1)%
Refinance	16,045	12.2	156,322	46.1	(140,277)	(89.7)
Total	$131,147	100.0%	$339,173	100.0%	$(208,026)	(61.3)%

(Dollars in thousands)	For the Year Ended		For the Year Ended		Year	Year
	December 31, 2022		December 31, 2021		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$664,361	80.2%	$869,108	55.9%	$(204,747)	(23.6)%
Refinance	164,380	19.8	685,727	44.1	(521,347)	(76.0)
Total	$828,741	100.0%	$1,554,835	100.0%	$(726,094)	(46.7)%

During the quarter ended December 31, 2022, the Company sold $76.2 million of one-to-four-family loans compared to $142.3 million during the previous quarter and $305.8 million during the same quarter one year ago. The decrease in loan purchase and refinance activity, as well as sales activity, compared to the prior periods reflects the impact of rising market interest rates.

Gross margins on home loan sales decreased to 2.15% for the quarter ended December 31, 2022, compared to 2.31% in the previous quarter and decreased from 3.66% in the same quarter one year ago. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated are as follows:

(Dollars in thousands)
	December 31, 2022		September 30, 2022
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$537,938	25.3%	$555,753	26.7%	$(17,815)	(3.2)%
Interest-bearing checking (1)	135,127	6.3	147,968	7.1	(12,841)	(8.7)
Escrow accounts related to mortgages serviced (2)	16,236	0.8	25,859	1.2	(9,623)	(37.2)
Subtotal	689,301	32.4	729,580	35.0	(40,279)	(5.5)
Savings	134,358	6.3	143,612	6.9	(9,254)	(6.4)
Money market (3)	574,290	27.0	659,861	31.7	(85,571)	(13.0)
Subtotal	708,648	33.3	803,473	38.6	(94,825)	(11.8)
Certificates of deposit less than $100,000 (4)	440,785	20.7	345,227	16.6	95,558	27.7
Certificates of deposit of $100,000 through $250,000	195,447	9.2	133,429	6.4	62,018	46.5
Certificates of deposit of $250,000 and over	93,560	4.4	71,629	3.4	21,931	30.6
Subtotal	729,792	34.3	550,285	26.4	179,507	32.6
Total	$2,127,741	100.0%	$2,083,338	100.0%	$44,403	2.1%

FS Bancorp Q4 Earnings
January 25, 2023

(Dollars in thousands)
	December 31, 2022		December 31, 2021
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking (5)	$537,938	25.3%	$564,360	29.4%	$(26,422)	(4.7)%
Interest-bearing checking (1)(5)	135,127	6.3	228,024	11.9	(92,897)	(40.7)
Escrow accounts related to mortgages serviced (2)	16,236	0.8	16,389	0.9	(153)	(0.9)
Subtotal	689,301	32.4	808,773	42.2	(119,472)	(14.8)
Savings	134,358	6.3	193,922	10.1	(59,564)	(30.7)
Money market (3)	574,290	27.0	552,357	28.8	21,933	4.0
Subtotal	708,648	33.3	746,279	38.9	(37,631)	(5.0)
Certificates of deposit less than $100,000 (4)	440,785	20.7	186,974	9.8	253,811	135.7
Certificates of deposit of $100,000 through $250,000	195,447	9.2	116,206	6.1	79,241	68.2
Certificates of deposit of $250,000 and over	93,560	4.4	57,512	3.0	36,048	62.7
Subtotal	729,792	34.3	360,692	18.9	369,100	102.3
Total	$2,127,741	100.0%	$1,915,744	100.0%	$211,997	11.1%

_______________________

(1)	Includes $2.3 million, $1.2 million, and $90.0 million of brokered deposits at December 31, 2022, September 30, 2022, and December 31, 2021, respectively.
(2)	Noninterest-bearing accounts.
(3)	Includes $59.7 million, $66.8 million, and $5.0 million of brokered deposits at December 31, 2022, September 30, 2022, and December 31, 2021, respectively.
(4)	Includes $332.0 million, $256.6 million, and $97.6 million of brokered deposits at December 31, 2022, September 30, 2022, and December 31, 2021, respectively.
(5)	Interest-bearing checking balance as of December 31, 2021, was revised due to the misclassification of certain checking products in previous periods. As a result of the misclassification, interest-bearing checking balance as of December 31, 2021, of $121.2 million were reclassified to noninterest-bearing checking for comparative purposes.

At December 31, 2022, certificates of deposit (“CDs”), which include retail and nonretail CDs, totaled $729.8 million, compared to $360.7 million at September 30, 2022, and $369.1 million at December 31, 2021, with nonretail CDs representing 49.3%, 78.8% and 30.9% of total CDs at such dates, respectively. At December 31, 2022, nonretail CDs, which include brokered CDs, online CDs, and public funds CDs, increased $75.2 million to $359.6 million, compared to $284.4 million at September 30, 2022, due to an increase of $75.4 million in brokered CDs. The year over year increase in nonretail CDs of $245.4 million from $114.2 million at December 31, 2021, was primarily the result of a $234.4 million increase in brokered CDs.

At December 31, 2022, borrowings comprised of FHLB advances decreased $74.3 million, or 28.5%, to $186.5 million from $260.8 million at September 30, 2022, and increased $144.0 million, or 338.6% from $42.5 million at December 31, 2021.

Total stockholders’ equity increased $11.2 million, to $231.7 million at December 31, 2022, from $220.5 million at September 30, 2022, and decreased $15.8 million from $247.5 million at December 31, 2021. The increase in stockholders’ equity during the current quarter reflects net income of $7.6 million, partially offset by dividends paid of $1.5 million. In addition, stockholders’ equity was positively impacted by increased unrealized net gains in securities AFS of $4.1 million, net of tax, reflecting changes in market interest rates during the quarter, partially offset by unrealized losses on fair value and cash flow hedges of $428,000, net of tax, resulting in a net $3.7 million

FS Bancorp Q4 Earnings
January 25, 2023

decrease in accumulated other comprehensive loss, net of tax. Book value per common share was $30.42 at December 31, 2022, compared to $29.07 at September 30, 2022, and $30.75 at December 31, 2021.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) with a total risk-based capital ratio of 13.7%, a Tier 1 leverage capital ratio of 11.3%, and a common equity Tier 1 (“CET1”) capital ratio of 12.5% at December 31, 2022.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 14.0%, a Tier 1 leverage capital ratio of 9.7%, and a CET1 ratio of 10.7% at December 31, 2022.

Credit Quality

The allowance for credit losses on loans (“ACLL”) at December 31, 2022, increased to $28.0 million, or 1.26% of gross loans receivable, excluding loans HFS, compared to $26.4 million, or 1.25% of gross loans receivable, excluding loans HFS at September 30, 2022, and $25.6 million, or 1.46% of gross loans receivable, excluding loans HFS, at December 31, 2021. The $1.6 million increase in the ACLL through the provision of credit losses was primarily due to higher risks from economic uncertainty, the increase in loans, and increased reserves on individually evaluated nonaccrual loans. The $2.4 million increase in the ACLL at December 31, 2022, from December 31, 2021, was primarily due to the growth in loans, partially offset by the one-time cumulative-effect adjustment of $2.9 million as of the CECL adoption date of January 1, 2022. The allowance for credit losses on unfunded loan commitments decreased $545,000 to $2.5 million at December 31, 2022, compared to $3.1 million at September 30, 2022, and increased $2.0 million from $499,000 at December 31, 2021.

Nonperforming loans increased $411,000 to $8.7 million at December 31, 2022, from $8.2 million at September 30, 2022, and increased $2.8 million from $5.8 million at December 31, 2021. The increase in nonperforming loans at December 31, 2022, compared to the linked quarter was primarily due to an increase in nonperforming indirect home improvement loans of $455,000 and compared to the same period last year was primarily due to an increase in nonperforming commercial business loans of $1.9 million, indirect home improvement loans of $525,000, one-to-four-family loans of $440,000, and marine loans of $211,000.

Loans classified as substandard increased $3.6 million to $20.2 million at December 31, 2022, compared to $16.6 million at September 30, 2022, and increased $2.1 from $18.1 million at December 31, 2021. The quarter over linked quarter increase in substandard loans was attributable to increases of $2.1 million in one-to-four-family loans and $1.9 million in commercial real estate loans, partially offset by a decrease of $806,000 in commercial and industrial loans. The year over year increase in substandard loans was primarily due to increases of $4.5 million in commercial real estate loans, $522,000 in indirect home improvement loans, and $450,000 in one-to-four-family loans, partially offset by a decrease of $3.3 million in commercial and industrial loans. There was one other real estate owned (“OREO”) property in the amount of $570,000 at December 31, 2022, one OREO in the amount of $145,000 at September 30, 2022, compared to none at December 31, 2021.

At December 31, 2022 and September 30, 2022, the Company had two commercial business loans totaling $3.7 million and $3.8 million, respectively, classified as troubled debt restructured (“TDRs”) loans, compared to none at December 31, 2021. These TDRs were nonaccrual loans at December 31, 2022 and 2021.

Operating Results

Net interest income increased $6.6 million, to $29.3 million for the three months ended December 31, 2022, from $22.7 million for the three months ended December 31, 2021. This comparable quarter over quarter increase was primarily the result of an improved mix of loans versus other interest-bearing assets and increased balances in

FS Bancorp Q4 Earnings
January 25, 2023

higher yielding loans. Interest income increased $11.0 million, primarily due to an increase of $10.6 million in interest income on loans receivable, including fees, impacted primarily by loan growth and rising interest rates. Interest expense increased $4.4 million, primarily as a result of higher market interest rates.

For the year ended December 31, 2022, net interest income increased by $17.6 million, to $104.3 million, from $86.6 million for the year ended December 31, 2021 for the same reasons as described for the three-month comparison above, with an increase in interest income of $22.3 million and an increase in interest expense of $4.7 million.

NIM increased 42 basis points to 4.62% for the three months ended December 31, 2022, from 4.20% for the same period in the prior year, and increased 33 basis points to 4.46% for the year ended December 31, 2022, from 4.13% for the year ended December 31, 2021. The increase in NIM for both the three months and year ended December 31, 2022 and 2021, respectively, reflects new loan originations at higher market interest rates, variable rate interest-earning assets repricing higher following recent increases in market interest rates, and an improved asset mix of higher yielding assets as lower yielding excess cash funded higher yielding loans. The benefit from higher rates and interest earning assets were partially offset by rising deposit and borrowing costs. Increases in average balances of higher costing CDs and borrowings placed additional pressure on the NIM.

The average total cost of funds, including noninterest-bearing checking, increased 69 basis points to 1.12% for the three months ended December 31, 2022, from 0.43% for the three months ended December 31, 2021. This increase was predominantly due to the rise in cost for market rate deposits. The average total cost of funds increased 16 basis points to 0.67% for the year ended December 31, 2022, from 0.51% for the year ended December 31, 2021. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three months and year ended December 31, 2022, the provision for credit losses on loans was $1.6 million and $6.2 million, respectively, compared to a recovery from the allowance for loan losses of $1.0 million for the three months ended December 31, 2021 and provision for loan losses on loans of $500,000 for the year ended December 31, 2021, as calculated under the prior incurred loss methodology. The provision for credit losses on loans reflects a deterioration of current economic factors, the increase in total loans receivable, and increased reserves on individually evaluated nonaccrual loans.

For the three months and year ended December 31, 2022, the Company recorded a recovery from the allowance for credit losses on unfunded commitments of $545,000 and $365,000, compared to provisions for loan losses on unfunded commitments of $3,000 and $92,000, for the three months and year ended December 31, 2021, respectively, under the prior incurred loss methodology. The recovery from the allowance for credit losses on unfunded commitments in 2022 was primarily attributed to a decline in the amount of unfunded commitments.

During the three months ended December 31, 2022, net charge-offs totaled $564,000, compared to $290,000 for the same period last year, primarily due to net charge-off increases of $175,000 in indirect home improvement loans and $98,000 in marine loans. Net charge-offs totaled $1.4 million during the year ended December 31, 2022, compared to $1.0 million during the year ended December 31, 2021. The year over year increase was primarily due to a net charge-off increase of $326,000 in other consumer loans (which included an increase in deposit overdraft net charge-offs of $301,000) and a net charge-off increase of $94,000 in marine loans, partially offset by reductions in net charge-offs of $38,000 in commercial business loans and $12,000 in indirect home improvement loans.

FS Bancorp Q4 Earnings
January 25, 2023

Noninterest income decreased $4.2 million, to $3.7 million, for the three months ended December 31, 2022, from $7.9 million for the three months ended December 31, 2021. The decrease reflects a $5.5 million decrease in gain on sale of loans due to a reduction in origination and sales volume of loans HFS and a reduction in gross margins of sold loans, partially offset by an increase of $1.1 million in service charges and fee income as a result of less amortization of mortgage servicing rights reflecting increased market interest rates and increased servicing fees from non-portfolio serviced loans. Noninterest income decreased $19.4 million to $18.1 million for the year ended December 31, 2022, from $37.5 million for the year ended December 31, 2021. This decrease was primarily the result of a $23.2 million decrease in gain on sale of loans, partially offset by increases of $4.2 million in service charges and fee income.

Noninterest expense increased $890,000 to $21.8 million for the three months ended December 31, 2022, from $21.0 million for the three months ended December 31, 2021. The increase in noninterest expense primarily reflects an increase of $898,000 in acquisition costs related to the pending branch acquisition, compared to none in the same period last year. Other increases included $567,000 in data processing and $275,000 in FDIC insurance. These increases were partially offset by a $868,000 reduction in salaries and benefits, primarily due to a reduction in incentive compensation and commissions. Noninterest expense increased $2.9 million, to $79.2 million for the year ended December 31, 2022, from $76.2 million for the year ended December 31, 2021. The increase as compared to the same period last year was primarily due to a reduction in the recovery of servicing rights to $1,000 from $2.1 million, along with increases of $1.1 million in data processing, $898,000 in acquisition costs mentioned above, $588,000 in FDIC insurance, $273,000 in occupancy, and $263,000 in marketing and advertising, partially offset by a decrease of $2.1 million in salaries and benefits, primarily due to a reduction in incentive compensation and commissions and employee stock ownership plan expense.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 20 Bank branches, one headquarters office that produces loans and accepts deposits, and loan production offices in various suburban communities in the greater Puget Sound area, the Tri-Cities, and in Vancouver, Washington. The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound, Tri-Cities, and Vancouver home lending markets. The Bank announced the purchase of seven retail bank branches from Columbia Bank (two in Washington state and five in Oregon) with the transaction projected to be consummated on February 24, 2023, and the branches opening as 1st Security Bank branches on February 27, 2023.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described

FS Bancorp Q4 Earnings
January 25, 2023

in the forward-looking statements, include but are not limited to, the following: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels; labor shortages, the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war, including Russia’s invasion of Ukraine, as well as supply chain disruptions, and any governmental or societal response to new COVID-19 variants; increased competitive pressures, changes in the interest rate environment, adverse changes in the securities markets, the Company’s ability to successfully realize the anticipated benefits of the pending branch acquisitions, including customer acquisition and retention; the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; challenges arising from expanding into new geographic markets, products, or services; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes, including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2023 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q4 Earnings
January 25, 2023

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	December 31,	September 30,	December 31,	Quarter	Over Year
	2022	2022	2021	% Change	% Change
ASSETS
Cash and due from banks	$10,525	$11,541	$12,043	(9)	(13)
Interest-bearing deposits at other financial institutions	30,912	148,256	14,448	(79)	114
Total cash and cash equivalents	41,437	159,797	26,491	(74)	56
Certificates of deposit at other financial institutions	4,712	4,960	10,542	(5)	(55)
Securities available-for-sale, at fair value	229,252	227,942	271,359	1	(16)
Securities held-to-maturity, net	8,469	8,469	7,500	—	13
Loans held for sale, at fair value	20,093	23,447	125,810	(14)	(84)
Loans receivable, net	2,190,860	2,083,929	1,728,540	5	27
Accrued interest receivable	11,144	10,407	7,594	7	47
Premises and equipment, net	25,119	25,438	26,591	(1)	(6)
Operating lease right-of-use	6,226	6,607	4,557	(6)	37
Federal Home Loan Bank (“FHLB”) stock, at cost	10,611	13,591	4,778	(22)	122
Other real estate owned (“OREO”)	570	145	—	293	100
Deferred tax asset, net	6,670	6,571	—	2	100
Bank owned life insurance (“BOLI”), net	36,799	36,578	37,092	1	(1)
Servicing rights, held at the lower of cost or fair value	18,017	18,470	16,970	(2)	6
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	3,369	3,542	4,060	(5)	(17)
Other assets	17,238	19,933	12,195	(14)	41
TOTAL ASSETS	$2,632,898	$2,652,138	$2,286,391	(1)	15
LIABILITIES
Deposits:
Noninterest-bearing accounts	$554,174	$581,612	$580,749	(5)	(5)
Interest-bearing accounts	1,573,567	1,501,726	1,334,995	5	18
Total deposits	2,127,741	2,083,338	1,915,744	2	11
Borrowings	186,528	260,828	42,528	(28)	339
Subordinated notes:
Principal amount	50,000	50,000	50,000	—	—
Unamortized debt issuance costs	(539)	(556)	(606)	(3)	(11)
Total subordinated notes less unamortized debt issuance costs	49,461	49,444	49,394	—	—
Operating lease liability	6,474	6,836	4,792	(5)	35
Deferred tax liability, net	—	—	1,183	—	(100)
Other liabilities	30,997	31,145	25,243	—	23
Total liabilities	2,401,201	2,431,591	2,038,884	(1)	18
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 7,736,185 shares issued and outstanding at December 31, 2022, 7,704,373 at September 30, 2022, and 8,169,887 at December 31, 2021	77	77	82	—	(6)
Additional paid-in capital	55,187	53,769	67,958	3	(19)
Retained earnings	202,065	195,986	179,215	3	13
Accumulated other comprehensive (loss) income, net of tax	(25,632)	(29,285)	252	(12)	(10,271)
Total stockholders’ equity	231,697	220,547	247,507	5	(6)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,632,898	$2,652,138	$2,286,391	(1)	15

FS Bancorp Q4 Earnings
January 25, 2023

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	December 31,	September 30,	December 31,	Over Qtr	Over Year
	2022	2022	2021	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$33,763	$29,563	$23,199	14	46
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	2,056	1,741	1,587	18	30
Total interest and dividend income	35,819	31,304	24,786	14	45
INTEREST EXPENSE
Deposits	3,982	2,596	1,448	53	175
Borrowings	2,049	696	179	194	1,045
Subordinated notes	486	485	485	—	—
Total interest expense	6,517	3,777	2,112	73	209
NET INTEREST INCOME	29,302	27,527	22,674	6	29
PROVISION (REVERSAL) FOR CREDIT LOSSES	1,585	1,718	(1,000)	(8)	(259)
NET INTEREST INCOME AFTER PROVISION (REVERSAL) FOR CREDIT LOSSES	27,717	25,809	23,674	7	17
NONINTEREST INCOME
Service charges and fee income	2,404	2,327	1,323	3	82
Gain on sale of loans	592	1,402	6,121	(58)	(90)
Earnings on cash surrender value of BOLI	222	221	219	—	1
Other noninterest income	478	231	232	107	106
Total noninterest income	3,696	4,181	7,895	(12)	(53)
NONINTEREST EXPENSE
Salaries and benefits	12,522	11,402	13,390	10	(6)
Operations	3,087	2,812	3,031	10	2
Occupancy	1,340	1,344	1,300	—	3
Data processing	1,699	1,548	1,132	10	50
Loan costs	698	746	782	(6)	(11)
Professional and board fees	767	631	816	22	(6)
Federal Deposit Insurance Corporation (“FDIC”) insurance	420	462	145	(9)	190
Marketing and advertising	245	220	205	11	20
Acquisition cost	898	—	—	100	100
Amortization of core deposit intangible	173	173	160	—	8
Recovery of servicing rights	—	—	(2)	—	100
Total noninterest expense	21,849	19,338	20,959	13	4
INCOME BEFORE PROVISION FOR INCOME TAXES	9,564	10,652	10,610	(10)	(10)
PROVISION FOR INCOME TAXES	1,942	2,194	1,961	(11)	(1)
NET INCOME	$7,622	$8,458	$8,649	(10)	(12)
Basic earnings per share (1)	$0.98	$1.09	$1.05	(10)	(7)
Diluted earnings per share (1)	$0.97	$1.08	$1.03	(10)	(6)

FS Bancorp Q4 Earnings
January 25, 2023

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Year Ended		Year
	December 31,	December 31,	Over Year
	2022	2021	% Change
INTEREST INCOME
Loans receivable, including fees	$111,648	$90,737	23
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	7,046	5,637	25
Total interest and dividend income	118,694	96,374	23
INTEREST EXPENSE
Deposits	9,420	6,929	36
Borrowings	3,052	1,074	184
Subordinated note	1,942	1,722	13
Total interest expense	14,414	9,725	48
NET INTEREST INCOME	104,280	86,649	20
PROVISION FOR CREDIT LOSSES	6,217	500	1,143
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	98,063	86,149	14
NONINTEREST INCOME
Service charges and fee income	8,525	4,349	96
Gain on sale of loans	7,917	31,083	(75)
Earnings on cash surrender value of BOLI	876	866	1
Other noninterest income	790	1,215	(35)
Total noninterest income	18,108	37,513	(52)
NONINTEREST EXPENSE
Salaries and benefits	47,632	49,721	(4)
Operations	10,743	10,791	—
Occupancy	5,165	4,892	6
Data processing	6,062	4,951	22
Loss on sale of OREO	—	9	100
Loan costs	2,718	2,795	(3)
Professional and board fees	3,154	3,181	(1)
FDIC insurance	1,224	636	92
Marketing and advertising	897	634	41
Acquisition cost	898	—	100
Amortization of core deposit intangible	691	691	—
Recovery of servicing rights	(1)	(2,059)	(100)
Total noninterest expense	79,183	76,242	4
INCOME BEFORE PROVISION FOR INCOME TAXES	36,988	47,420	(22)
PROVISION FOR INCOME TAXES	7,339	10,008	(27)
NET INCOME	$29,649	$37,412	(21)
Basic earnings per share (1)	$3.75	$4.48	(16)
Diluted earnings per share (1)	$3.70	$4.37	(15)

____________________________

(1)	Earnings per share for the three months and year ended December 31, 2021, was revised due to the improper inclusion of certain unvested shares in the denominator of basic and diluted earnings per share. As a result of the inclusion, earnings per share was understated for the three months ended and year ended December 31, 2021. Basic earnings per share for those periods was updated to $1.05 and $4.48, respectively, from $1.04 and $4.42 as previously reported. Diluted earnings per share was updated to $1.03 and $4.37, respectively, from $1.01 and $4.32 as previously reported.

FS Bancorp Q4 Earnings
January 25, 2023

KEY FINANCIAL RATIOS AND DATA (Unaudited)
	For the Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.16%	1.34%	1.54%
Return on equity (ratio of net income to average equity) (1)	11.52	13.31	14.07
Yield on average interest-earning assets (1)	5.65	5.16	4.59
Average total cost of funds (1)	1.12	0.68	0.43
Interest rate spread information – average during period	4.53	4.48	4.16
Net interest margin (1)	4.62	4.54	4.20
Operating expense to average total assets (1)	3.32	3.07	3.72
Average interest-earning assets to average interest-bearing liabilities (1)	142.94	147.92	152.96
Efficiency ratio (2)	66.21	60.99	68.57

	For the Year Ended
	December 31,	December 31,
	2022	2021
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets)	1.22%	1.71%
Return on equity (ratio of net income to average equity)	11.66	15.74
Yield on average interest-earning assets	5.07	4.59
Average total cost of funds	0.67	0.51
Interest rate spread information – average during period	4.40	4.08
Net interest margin	4.46	4.13
Operating expense to average total assets	3.25	3.48
Average interest-earning assets to average interest-bearing liabilities	149.09	146.06
Efficiency ratio (2)	64.70	61.41

	December 31,	September 30,	December 31,
	2022	2022	2021
ASSET QUALITY RATIOS AND DATA:
Nonperforming assets to total assets at end of period (3)	0.35%	0.32%	0.25%
Nonperforming loans to total gross loans (4)	0.39	0.39	0.33
Allowance for credit losses - loans to nonperforming loans (4)	303.50	315.35	440.24
Allowance for credit losses - loans to gross loans receivable, excluding HFS loans	1.26	1.25	1.46

	At or For the Three Months Ended
	December 31,		September 30,		December 31,
	2022		2022		2021
PER COMMON SHARE DATA:
Basic earnings per share	$0.98		$1.09		$1.05
Diluted earnings per share	$0.97		$1.08		$1.03
Weighted average basic shares outstanding	7,597,260		7,605,360		8,065,103
Weighted average diluted shares outstanding	7,712,498		7,707,762		8,260,103
Common shares outstanding at end of period	7,617,655	(5)	7,585,843	(6)	8,048,215	(7)
Book value per share using common shares outstanding	$30.42		$29.07		$30.75
Tangible book value per share using common shares outstanding (8)	$29.67		$28.30		$29.96

____________________________

(1)	Annualized.

FS Bancorp Q4 Earnings
January 25, 2023

(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Nonperforming assets consist of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.
(5)	Common shares were calculated using shares outstanding of 7,736,185 at December 31, 2022, less 118,530 unvested restricted stock shares.
(6)	Common shares were calculated using shares outstanding of 7,704,373 at September 30, 2022, less 118,530 unvested restricted stock shares.
(7)	Common shares were calculated using shares outstanding of 8,169,887 at December 31, 2021, less 121,672 unvested restricted stock shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,		QTR Over QTR	Year Over Year
Average Balances	2022	2021	2022	2021	$ Change	$ Change
Assets
Loans receivable (1)	$2,194,173	$1,813,922	$2,014,017	$1,762,832	$380,251	$251,185
Securities available-for-sale, at fair value	274,255	267,325	278,099	229,027	6,930	49,072
Securities held-to-maturity	8,500	7,500	8,084	7,500	1,000	584
Interest-bearing deposits and certificates of deposit at other financial institutions	11,729	48,621	7,231	93,435	(36,892)	(86,204)
FHLB stock, at cost	26,706	4,637	32,689	5,494	22,069	27,195
Total interest-earning assets	2,515,363	2,142,005	2,340,120	2,098,288	373,358	241,832
Noninterest-earning assets	96,379	92,622	95,574	90,925	3,757	4,649
Total assets	$2,611,742	$2,234,627	$2,435,694	$2,189,213	$377,115	$246,481
Liabilities and stockholders’ equity
Interest-bearing accounts	$1,495,841	$1,312,545	$1,417,561	$1,329,350	$183,296	$88,211
Borrowings	214,488	38,429	102,571	63,128	176,059	39,443
Subordinated notes	49,450	49,384	49,425	44,160	66	5,265
Total interest-bearing liabilities	1,759,779	1,400,358	1,569,557	1,436,638	359,421	132,919
Noninterest-bearing accounts	555,622	560,161	579,968	486,292	(4,539)	93,676
Other noninterest-bearing liabilities	33,775	30,147	31,955	28,610	3,628	3,345
Stockholders’ equity	262,566	243,961	254,214	237,673	18,605	16,541
Total liabilities and stockholders’ equity	$2,611,742	$2,234,627	$2,435,694	$2,189,213	$377,115	$246,481

(1) Includes loans HFS.

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share, a non-GAAP financial measure. Tangible book value per share is calculated by dividing tangible common stockholders’ equity by the number of common shares outstanding. Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. The Company believes that this non-GAAP measure is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied, and is not audited. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for book

FS Bancorp Q4 Earnings
January 25, 2023

value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below.

	December 31,	September 30,	December 31,
(Dollars in thousands, except share and per share amounts)	2022	2022	2021
Stockholders' equity	$231,697	$220,547	$247,507
Goodwill and core deposit intangible, net	(5,681)	(5,854)	(6,372)
Tangible common stockholders' equity	$226,016	$214,693	$241,135

Common shares outstanding at end of period	7,617,655	7,585,843	8,048,215

Common stockholders' equity (book value) per share (GAAP)	$30.42	$29.07	$30.75
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$29.67	$28.30	$29.96

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com